EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-38325) of Learning Care Group, Inc. of our report dated June 8, 2005 relating to the financial statements of the Learning Care Group Retirement & Savings Plan, which appears in this Form 11-K.

/s/ UHY LLP

UHY LLP
Sterling Heights, Michigan
June 28, 2005